Exhibit 10.55
EXECUTION VERSION

January 16, 2024

Hilton Grand Vacations Inc.
6355 MetroWest Boulevard, Suite 180
Orlando, Florida 32835
Attn: Charles R. Corbin, Executive Vice President and General Counsel

    RE: Third Amendment to the License Agreement

Dear Charles:

Reference is made to (a) the Amended and Restated License Agreement, dated as of March 10, 2021 (as amended by the First Amendment thereto, dated as of April 4, 2022, the “A&R License Agreement”), by and between Hilton Worldwide Holdings Inc. (“Hilton”) and Hilton Grand Vacations Inc. (“HGV” and together with Hilton, the “Parties” and each, a “Party”), (b) the Second Amendment to the A&R License Agreement, dated as of November 5, 2023 (the “Second Amendment” and together with the A&R License Agreement, the “License Agreement”), by and between Hilton and HGV, and (c) the related letter agreement, dated as of November 5, 2023 (the “Consent”), between Hilton and HGV. Any capitalized terms used but not defined in this Third Amendment to the License Agreement (this “Third Amendment”) shall have the respective meanings set forth in the License Agreement.

This Third Amendment reflects the understanding and agreement of Hilton and HGV with regard to (x) certain matters relating to the License Agreement, (y) the proposed acquisition of Bluegreen Vacations Holding Corporation, a Florida corporation (“Bluegreen Parent” and together with its subsidiaries, “Bluegreen”), under the Agreement and Plan of Merger, dated as of November 5, 2023, by and among HGV, Heat Merger Sub, Inc., and Bluegreen Parent (the “Merger Agreement” and the closing of the transactions contemplated thereby, the “Bluegreen Merger”), and (z) the Amended and Restated Strategic Alliance Agreement, dated as of August 16, 2017 (the “Choice Agreement”), by and among Choice Hotels International, Inc. (“Choice”), Bluegreen Vacations Unlimited, Inc., and Bluegreen Resorts Management, Inc.

Hilton and HGV hereby agree, in consideration of the mutual agreements and covenants contained in this Third Amendment, as follows:

1.Choice Agreement. By no later than December 31, 2024 (the “End Date”), HGV shall obtain the approval, right and/or consent from Choice to rebrand the Bluegreen Properties and the Bluegreen Sales Centers, by way of an amendment to the Choice Agreement that modifies or eliminates the restrictions on rebranding contained in the Choice Agreement (including without limitation those restrictions contained in Section 5.6(b) of the Choice Agreement) or otherwise, in a manner that will permit (a) HGV to rebrand the Bluegreen Properties into Licensed Vacation Ownership Properties and (b) HGV to convert the Bluegreen Sales Facilities into “HGV” branded Sales Facilities, in each case in accordance with the rebranding and conversion schedule contained in Schedule A hereto (such approval, right and/or consent, whether by amendment to the Choice Agreement or otherwise, the “Choice Amendment”). For purposes of the immediately preceding sentence, any determination as to whether any such rebranding of the Bluegreen Properties into Licensed Vacation Ownership Properties or conversion of the Bluegreen Sales Facilities into “HGV” branded Sales Facilities is consistent with the rebranding and conversion schedule contained in Schedule A hereto and as to the rebranding-related terms of the Choice Amendment in each case shall be satisfactory to Hilton in its sole discretion. Without limiting the foregoing, HGV shall provide to a Hilton-appointed “clean team” drafts of the rebranding-related terms of the Choice Amendment for review and approval by Hilton to ensure compliance with the terms of this Third Amendment.

2.Limited Forbearance of Rights under License Agreement. Hilton specifically reserved the right to consent to the Strategic Partnerships (as defined in the Consent), including consent rights with respect to the Choice Agreement, as required by the License Agreement, pursuant to the Consent. Hilton does not waive, and continues to expressly reserve, all rights and remedies under the License Agreement with respect to the Choice Agreement under the License Agreement, unless and until HGV obtains the Choice Amendment, by the End Date in accordance with the terms and conditions of this Third Amendment. Notwithstanding the foregoing, until the earlier to occur of (a) the End Date and (b) the date of any material breach by HGV of its obligations under this Third Amendment, Hilton agrees that it shall forbear, and shall not exercise, its right to assert a claim for any breach by HGV of the License Agreement with respect to the assumption by HGV of the agreements with Choice, in each case in the form provided to Hilton prior to the date of this Third Amendment (any such claim, a “Claim”). HGV agrees that it shall not assert as to any such Claim any affirmative defense of statute of limitations, laches, estoppel, waiver, ratification, unclean hands, or first material breach.

3.Bass Pro and NASCAR. Subject to the terms of this Third Amendment, and pursuant to its rights set forth in the License Agreement, Hilton hereby consents to (a) the assumption by HGV in the Bluegreen Merger of the agreements with each of Bass Pro, Inc. and the National Association for Stock Car Racing, which constitute the remaining Strategic Partnerships other than the Strategic Partnership with Choice, or (b) the entrance by HGV into new agreements with such third parties, in each case (a) and (b) in the form provided to Hilton prior to the date of this Third Amendment.

4.HGV Royalty Guaranty. As a material inducement for the limited forbearance set forth in Section 2 of this Third Amendment, HGV shall pay to Hilton a Royalty under the License Agreement as set forth in this Section 4 (the “Modified Bluegreen Royalty”). The Modified Bluegreen Royalty shall be payable quarterly, on a pro rata basis, in accordance with Section 3.6 of the License Agreement. The Modified Bluegreen Royalty shall be in lieu of, and shall be payable in lieu of, any Bluegreen Royalty otherwise payable under Section 1.3(c) of the Second Amendment for the applicable calendar years below and after the end of 2025 (in the case of paragraph (a) below) or 2029 (in the case of paragraph (b) below), the Bluegreen Royalty shall revert back to being calculated in accordance with the terms of the Second Amendment. For the avoidance of doubt, the Modified Bluegreen Royalty shall also be in addition to, and shall have no effect on, any Royalties and New Brand Royalties payable by HGV to Hilton under the License Agreement in connection with properties that are not Bluegreen Properties or Bluegreen Sales Facilities.
(a)If the Choice Amendment, in form and substance satisfactory to Hilton as required under Section 1 above, is entered into on or prior to the End Date, HGV shall pay to Hilton the Modified Bluegreen Royalty for each of the calendar years 2024 and 2025 in an amount that is the greater of (i) the Bluegreen Royalty for such year as actually calculated in accordance with Section 1.3(c) of the Second Amendment or (ii) the “Minimum Guaranteed Bluegreen Royalty” as set forth on Schedule A hereto for each such year.
(b)If the Choice Amendment, in form and substance satisfactory to Hilton as required under Section 1 above, is not entered into on or prior to the End Date, HGV shall pay to Hilton the Modified Bluegreen Royalty for each of the calendar years 2024 through 2029 in an amount that is the greater of (i) the Bluegreen Royalty for such year as actually calculated in accordance with Section 1.3(c) of the Second Amendment or (ii) the “Minimum Guaranteed Bluegreen Royalty” set forth on Schedule A hereto for each such year.
5.End Date Consequences. If the Choice Agreement, in form and substance satisfactory to Hilton as required under Section 1 above, is not entered into on or prior to the End Date, then the limited forbearance set forth in Section 2 above shall terminate and Hilton shall have all rights and remedies with respect to any breach by HGV of the License Agreement, including without limitation the following rights and remedies, each of which Hilton may exercise in its sole discretion by written notice in accordance with the License Agreement:
(a)The exclusive licenses granted by Hilton set forth in Section 1.1 and Section 1.2 of the License Agreement shall terminate immediately upon delivery of notice (or at such later date as may be specified in the notice) and become non-exclusive license grants by Hilton and the Noncompetition Term and other restrictions on Hilton set forth in Section 2.2 of the License Agreement shall terminate immediately upon delivery of notice (or at such later date as may be specified in the notice), in which case the rights and obligations of the Parties set forth in Section 2.2(e) of the License Agreement shall apply;

(b)Notwithstanding anything to the contrary in the Second Amendment, Hilton may terminate the license granted by Hilton to HGV to use the name “Hilton” or any other Licensed Mark as a trade, corporate, d/b/a, or similar name, similar to the loss of such right as set forth in Section 18.4 of the License Agreement; and
(c)Hilton may (i) terminate HGV’s right to use “HGV” as its stock ticker symbol, and (ii) require HGV not use any ticker symbol containing the letter “H”, commencing on the date that is the earlier of (x) six (6) months after the End Date or (y) the period of time required to change HGV’s stock ticker symbol with the New York Stock Exchange.
6.Indemnification. HGV shall continue to indemnify Hilton in accordance with Section 16.1 of the License Agreement. For the avoidance of doubt, HGV shall indemnify, defend at its expense, and hold harmless Hilton and its Subsidiaries and their Related Parties from and against all Losses resulting from any third-party claims based upon the Bluegreen Merger, the Choice Agreement, the Choice Amendment or any transactions contemplated thereby, and all acts and omissions in connection therewith.
7.Rebranding and Conversion Restriction. Any Bluegreen Rebranded Properties and Bluegreen Converted Sales Facilities shall be subject to Hilton’s prior approval (in its sole discretion) and shall be subject to all restrictions set forth in the License Agreement, including without limitation under Sections 1.4 and 1.5 of the Second Amendment.

8.Expense Reimbursement. HGV shall promptly reimburse Hilton for any reasonable legal fees and expenses incurred by Hilton on or after December 22, 2023 and through January 30, 2024 in connection with this Third Amendment, the Choice Amendment, and the other transactions contemplated hereby or thereby, capped at an amount not to exceed $200,000.

9.Counterparts; Authorization of Authority; Misc. This Third Amendment may be executed in a number of identical counterparts, each of which will be deemed an original for all purposes and all of which, taken together, will constitute, collectively, one agreement. Delivery of an executed signature page to this Third Amendment by electronic transmission will be effective as delivery of a manually signed counterpart of this Third Amendment. Each Party represents, warrants and covenants that it has and will continue to have all necessary power and authority to execute and deliver this Third Amendment. Except to the extent specifically amended, modified or supplemented by this Third Amendment, the License Agreement remains unchanged and in full force and effect. From and after the effectiveness of this Third Amendment, each reference in the License Agreement to “this Agreement,” “hereof”, “hereunder” or words of similar import will be deemed to mean the License Agreement, as so amended, modified or supplemented by this Third Amendment.

If the foregoing reflects the agreement of the Parties, please so signify by signing below.

[Signature Page Follows; Remainder of Page Intentionally Left Blank]

Very truly yours,

HILTON WORLDWIDE HOLDINGS INC.

/s/ Kevin J. Jacobs
Kevin J. Jacobs
Chief Financial Officer and President, Global Development

HILTON GRAND VACATIONS INC.

/s/ Charles R. Corbin
Charles R. Corbin
Executive Vice President and General Counsel
Date: January 16, 2024

[Signature Page to the Third Amendment to the Amended and Restated License Agreement]

SCHEDULE A
REBRANDINGS BY CALENDAR YEAR